EXHIBIT 4.01

                      FORBEARANCE AGREEMENT AND AMENDMENT
                            Dated as of May 31, 1994

                    This Forbearance Agreement and Amendment (this "Agreement"), dated as of May 31, 1994, entered into by and among Foodarama Supermarkets, Inc., a New Jersey corporation (the "Company"), Shop Rite of Malverne, Inc., a New York corporation, New Linden Price Rite, Inc., a New Jersey corporation, Regal Drugs, Inc., a New Jersey corporation, Shop Rite of Reading,
Inc., a Pennsylvania corporation, Shop Wise Supermarkets of Connecticut, Inc., a New Jersey corporation (collectively, the "Subsidiary Guarantors"; and together with the Company, the "Obligors"), each of the senior noteholders set forth on the signature pages hereto (collectively, together with their transferees, the "Senior Noteholders" and, individually, a "Senior Noteholder").


                        W I T N E S S E T H:

                    WHEREAS, the Senior Noteholders are all of the holders (directly or indirectly through nominees thereof) of $31,000,000 aggregate original principal amount of the Company's senior secured promissory notes issued and delivered pursuant to the several Note Purchase Agreements, each dated June 1, 1989, among the Company and each of the purchasers of the Notes (as defined in the Note Agreements) set forth on the signature pages thereto
(collectively, as amended or modified from time to time, the "Note Agreements");

                    WHEREAS, the Notes are entitled to the benefits of
(i) the Subsidiary Guaranty, dated as June 16, 1989, by the Subsidiaries of the Company named therein in favor of the Senior Noteholders (the "Subsidiary Guaranty") and (ii) the Trust and
Pledge Agreement, dated June 16, 1989, among the Company, IBJ
Schroder Bank & Trust Company, as Trustee, and the banks and other lenders named therein (the "Pledge Agreement"; and together with the Note Agreements, the Notes, the Subsidiary Guaranty and all other agreements, instruments and documents executed in connection with the Note Agreements, collectively, the "Note Documents");

                    WHEREAS, the Company has requested the forbearance of the Senior Noteholders with respect to certain existing and anticipated defaults and Events of Default (as defined in the Note Agreements), and the Senior Noteholders are willing to grant such forbearance on the terms and conditions provided below.

                    NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree intending to be legally bound hereby as follows:

                    Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Note Agreements are used herein as therein defined.


                    Section 2. Specified Defaults. As used herein, "Specified Defaults" shall mean the following continuing defaults and Events of Default:


                    (i) The Company's failure to make the principal pay-ment on the Notes due on June 1, 1994 pursuant to Section
          3.1(a) of the Note Agreements is a default under Section
          8.1(a) of the Note Agreements;


              (ii) The Company's noncompliance with the restriction on Capital Expenditures set forth in Section 6.19 of the Note Agreements for the fiscal year ending in 1993 is a default under Section 8.1(e) of the Note Agreements;


             (iii) The Company's continuing noncompliance with the minimum Consolidated Working Capital set forth in Section
          6.1(b) of the Note Agreements is a default under Section
          8.1(d) of the Note Agreements; and


              (iv) The Company's continuing noncompliance with the minimum interest coverage ratio set forth in Section 6.14 of the Note Agreements and the minimum Cash Flow Coverage Ratio set forth in Section 6.15 of the Note Agreements is a de-fault under Section 8.1(c) of the Note Agreements.

                    Section 3. Forbearance. The Senior Noteholders agree, on the terms and subject to the conditions hereof, to forbear during the period (the "Forbearance Period") from and after the Effective Date (as defined in Section 4 below) until (but excluding) the Forbearance Termination Date (as defined in
Section 5 below) in the exercise of the rights and remedies available under the Note Agreements and the other Note Documents with respect to any Specified Default. Notwithstanding such forbearance, it is understood by the Company that the Senior
Noteholders have not waived any Specified Default or any other default or Event of Default or any rights or remedies in respect thereof under the Note Documents or otherwise. During the For-bearance Period, the Senior Noteholders shall be permitted to exercise all of their rights under the Note Documents as if no default or Event of Default had occurred, except as may be lim-ited or provided otherwise in this Agreement.


                   Section 4. Conditions. As conditions precedent to the effectiveness of this Agreement, on or prior to June 1, 1994 (the
"Effective Date"):


                    (i) the Company shall have delivered to each of the Senior Noteholders an agreement (the "Bank Standstill
          Agreement"), substantially similar to this Agreement, ex-ecuted by The Chase Manhattan Bank (National Association), individually, and in its capacity as agent for the banks under the Credit Agreement, First Fidelity Bank, and United
          Jersey Bank, with respect to the defaults by the Company and its Subsidiaries under the Credit Agreement, in form and substance satisfactory to the Required Holders; and


                     (ii) the Company shall have paid each of the Senior Noteholders that have executed this Agreement the interest payment due on June 1, 1994 for the semiannual period ending on such date in respect of each of such holder's Notes.

                    Section 5. Termination. Except for the amendments to the Note Agreements set forth in Section 6 hereof which shall survive any termination of this Agreement or as otherwise pro-vided herein, this Agreement shall terminate and be of no further force or effect at 10:00 a.m. (New York time) on the date (the
"Forbearance Termination Date") which is the earliest of:

              (i)       September 30, 1994;

              (ii) the date that Wakefern Food Corp. ("Wakefern"), directly or indirectly, changes or otherwise modifies in any manner whatsoever the terms that the Company purchases and receives merchandise and services from Wakefern (including, without limitation, the quantity of merchandise being made available to the Company or the length of time such trade credit is extended) from those in effect on May 27, 1994 other than such changes or modifications that are eco-nomically beneficial to the Company or otherwise consented to in writing by the Required Holders;

              (iii) the date of the occurrence of the Forbearance Termination Date (as such term is defined in the Bank
          Standstill Agreement) under the Bank Standstill Agreement;

              (iv) the date of the filing of a petition to commence a case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, and in the case of an involuntary proceeding the passage of 60 days from the date of such filing without such filing being dismissed or stayed, by or with respect to any Obligor;

               (v) the date any Senior Noteholder gives notice to the Company of the termination of this Agreement by reason of the occurrence of any one or more of the following events:

                    (a) a breach by any of the Obligors of any of the representations, warranties or covenants contained in this Agreement which breach shall continue for three (3) Business Days after any of the Obligors have knowledge thereof;

                    (b) the Net Cash Flow (determined in the manner set forth in Exhibit A attached hereto) for the Com-pany and its consolidated Subsidiaries less the aggregate amount of Interest Expense for such period (other than interest paid in respect of the Notes on June 1, 1994) is negative for any Company fiscal month commencing with the fiscal month end-ing June 25, 1994;

                    (c) the Company and its consolidated Subsidiaries have a pre-tax loss in excess of $600,000 (the calcu-lation of the pre-tax loss shall include Interest Expenses and exclude (i) restructuring expenses (including professional fees and expenses) and
                              (ii) income, expenses, profits or losses associ-ated with any sale of assets permitted under
                              Section 6.8 of the Note Agreements or other asset or capital disposition) determined on a consoli-dated basis without duplication in accordance with GAAP, for the three-month period commencing May 1, 1994 or for any three-month period commencing thereafter; or

                    (d) any default or Event of Default, other than a Specified Default, shall occur and be continuing.

From and after the Forbearance Termination Date, the Senior Noteholders shall be entitled to exercise and enforce any and all rights and remedies available to the Senior Noteholders as a consequence of any Specified Defaults that have occurred prior to, during or after the Forbearance Period.


                    Section 6. Amendments to Note Agreements. The Company hereby agrees with the Senior Noteholders to amend the Note
Agreements and Note Documents as follows:

                    (i)       Monthly Interest Payments; Default Interest.
          Section 1.1 of the Note Agreements designated "Authorization of Notes" is hereby amended by adding the following sentence at the end of such section:

                    "Notwithstanding any of the foregoing or anything in the Note Agreements, the Notes, the other Note Documents or otherwise, (a) commencing on July 1, 1994, interest on the Notes shall be payable on a monthly basis on the first day of each calendar month, or, if such day is not a Business Day, the first Business Day thereafter (it being understood and agreed that the interest payment due on June 1, 1994 shall be for the semiannual period ending on such date and shall be paid by the Company on such date) and (b) the per annum rate of interest payable in respect of the principal payment on the Notes due on June 1, 1994 (in the event such principal payment shall not have been made on such date) shall be 14.90%."

              (ii) Defined Terms. Section 9.1 of the Note Agreements designated "Defined Terms" is hereby amended by adding in appropriate alphabetical sequence the following definitions:

                    "'Interest Expense' shall mean, for any period, the sum of the following, without duplication, for the Company and its consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP): (a) all interest paid in cash or accrued as a liability on Debt during such period (including, without limitation, imputed interest on Capital Lease Obligations) plus
                    (b) all fees or commissions and net losses amortized during such period in respect of all Interest Rate Protection Agreements plus (c) fees or commissions payable during such period in respect of any letters of credit (including, without limitation, any letters of credit issued pursuant to the Credit Agreement) minus
                    (d) all net gains during such period in respect of all Interest Rate Protection Agreements minus (e) all interest income received during such period."

                    "'Required Holders' shall mean, at any time, a holder or holders of at least 66-2/3% in aggregate unpaid Principal amount of all Notes at such time outstanding."

                    The Note Agreements and the other Note Documents are each hereby deemed to be amended to reflect the foregoing.

                    Section 7. Amendments; Extensions. The terms of this Agreement may be modified or amended only by a writing or writ-ings executed by each of the Senior Noteholders and the Obligors.
It is understood and agreed that the Senior Noteholders are not and shall not be under any obligation, express or implied, to consent to any modification or amendment hereof or to any exten-sion of the Forbearance Period.

                    Section 8. Continuing Effect. Except as expressly provided herein or as may hereafter be modified by a separate document, each Note Document shall continue unchanged and in full force and effect, and all rights, powers and remedies of the Senior Noteholders and the Obligors thereunder are hereby ex-pressly reserved. Without in any way limiting the generality of the foregoing, the Obligors shall be liable in accordance with the Note Agreements and the other Note Documents for any and all sums and charges due pursuant thereto, including, without limita-tion, default interest and late charges, if any. The Company hereby acknowledges and agrees that in accordance with the terms and provisions of the Note Documents as amended hereby, interest on the principal payment required to have been made to the Senior Noteholders on June 1, 1994 pursuant to Section 3 of the Note Agreements shall accrue at the per annum rate of 14.90% until such principal payment is made to the Senior Noteholders.

                    Section 9. Covenants. The Obligors covenant and agree that:


                    (i) The Obligors shall provide the following informa-tion to (x) each of the Senior Noteholders holding in excess of $1,000,000 in principal amount of the Notes and (y) any such other Senior Noteholder requesting such information
          (such Senior Noteholders referred to in (x) and (y) above shall be referred to herein collectively as the "Requesting
          Senior Noteholders") no later than 10 days after the Ef-fective Date, or, if permitted by the Required Holders, at such other reasonable times as the Obligors and the Required
          Holders may agree, and shall continue to provide to each of the Requesting Senior Noteholders any updated information of the type described below:

                    (a) all documents and agreements relating to indebt-edness or obligations of the Company and its Subsidiaries to any Person;

                    (b) all documents and agreements relating to any pledge of assets or equity, direct or indirect, of the Company and any of its Subsidiaries;

                    (c) the most recent appraisal of all property owned by the Company and its Subsidiaries;

                    (d) information describing each of the Obligor's lease obligations, by location, including but not lim-ited to dates of lease commencement and lease expiration, extension and renewal options, parties to such leases (including identification of par-ties in which any officer, director or stockholder of the Company has a direct or indirect ownership interest), base and other rents payable, whether the premises covered by such leases are used in the business of the Obligors, and defaults, if any;

                    (e) debt profile of each Obligor, identifying, among other things, direct and contingent obligations, maturities, required payments and related infor-mation;

                    (f) all documents, agreements and policies relating to the Company's relationship with Wakefern;

                    (g) information relating to any proposed disposition of assets outside of the ordinary course of business;

                    (h) management letters from the Company's outside auditors, including any such management letters for the 1992 and 1993 fiscal years;

                    (i) an organizational chart for the Company and its Subsidiaries identifying all officers and direc-tors, together with a narrative description of the responsibilities of all officers; and

                    (j)       a cash budget projection for the Forbearance
                              Period.

              (ii) The Obligors shall provide the following informa-tion to each of the Requesting Senior Noteholders during the Forbearance Period:

                    (a) a weekly report on cash receipts and disbursements (identifying the uses thereof) of the Obligors on a consolidated basis;

                    (b) a consolidated inventory purchasing report on a weekly basis prepared by the Restructuring Advisor (as hereinafter defined) in the form annexed here-to as Exhibit A;

                    (c) reports on a weekly basis showing store-by-store sales together with comments thereto, prepared by the Restructuring Advisor;

                    (d) a report relating to the status of any disposi-tions or proposed dispositions of any assets of any Obligor, outside of the ordinary course of business, on a monthly basis;

                    (e) status updates relating to discussions with other creditors of the Obligors on a weekly basis;

                    (f) such financial information relating to the Obli-gors as may from time to time reasonably be re-quested by the Requesting Senior Noteholders, including, without limitation, projections (with assumptions), prospects, assets, liabilities, dispositions, refinancings, cash flow analyses and projections, business plans, capital expenditure budgets and the like;

                    (g) all written information (including, without limi-tation, that relating to projections and assump-tions, prospects, business plans, assets, liabili-ties, dispositions and refinancings, etc.) pro-vided to other creditors of the Obligors; and

                    (h) a report on the actual cash flow of the Company and its consolidated Subsidiaries for each fiscal month of the Company, in the form attached hereto as Exhibit A, which report will be delivered to each of the Requesting Senior Noteholders within 10 days after the end of each such fiscal month.


All reports required to be provided by this Section 9(ii) shall be reviewed and approved by the Restructuring Advisor prior to being provided to the Requesting Senior Noteholders.

             (iii) The Company shall pay from time to time, within 10 days after request therefor, all reasonable fees, expenses and disbursements of the Senior Noteholders (including their audit and legal expenses). The first payment of such fees shall be made on the Effective Date.

              (iv) During the Forbearance Period, except in the ordinary course of business or as otherwise consented to in writing by the Required Holders, neither the Company nor any of its Subsidiaries shall:

                    (a) incur additional indebtedness (direct or contin-gent) for borrowed money or for the deferred purchase price of property or services (excluding indebtedness to Wakefern incurred in the ordinary course of business);

                    (b) incur additional obligations to purchase, sell or lease (as lessee or lessor) property, except for Approved Capital Expenditures (as hereinafter defined);

                    (c) sell, dispose of, pledge or otherwise transfer its assets or any interest therein;

                    (d) pay any dividends or distributions except for pay-ments between and among the Obligors;

                    (e) make any other payments or prepayments on Indebt-edness;

                    (f) acquire any additional assets, except for Approved Capital Expenditures (as hereinafter defined); or

                    (g) create any liens against its assets; except that the Company and its Subsidiaries may.

                              (A) pay interest at contract rates on non-accelerated obligations for borrowed money;

                              (B)       pay expenses and other obligations
                                        (other than indebtedness for borrowed
                                        money or guaranties thereof) incurred
                                        in the ordinary course of the Obligors'
                                        business (including lease obligations)
                                        as presently conduct and

                              (C) make capital expenditures (including commitments therefor) in accordance with schedules to be provided by the Compa-ny and approved the Required Holders (the "Approved Capital Expenditures").
                    (v) The Company shall continue to employ at its own expense Buccino & Associates, Inc. or another restructuring advisor (the "Restructuring Advisor") acceptable to the Required Holders to advise and assist the Company and its Subsidiaries during the Forbearance Period in connection with the evaluation of their businesses and the disposition of operating and nonoperating assets, and the formulation of a strategic plan to return the Company and its Subsidiaries to profitability in accordance with the terms and conditions provided below:

                    (a) the Restructuring Advisor shall prepare a written restructuring plan (the "Business Plan") that includes an evaluation of the operating assets of the Obligors on a store-by-store basis, an evalu-ation of operations (including inventory and cash management, MIS and reporting functions), plans for the disposition of operating and nonoperating assets (including details of the plan for disposi-tion and/or closing of stores located in Pennsyl-vania) and a proposal for the repayment of debt obligations;

                    (b) the Company shall allow the Requesting Senior Noteholders to have direct and independent access to the Restructuring Advisor, including allowing the Requesting Senior Noteholders to meet with the Restructuring Advisor at periodic intervals as reasonably requested by the Requesting Senior Noteholders, and will authorize and instruct the Restructuring Advisor to answer any questions that the Requesting Senior Noteholders may have on the operations and management of the Company and its Subsidiaries;

                    (c) the Restructuring Advisor shall have responsibil-ity for any studies, analyses or evaluations of information systems, inventory, accounts receiv-able collection opportunities, cash management, capital expenditures, SG&A costs and the like;

                    (d) the Company shall deliver to each of the Requesting Senior Noteholders as soon as possible but in any event no later than June 15, 1994 the Business Plan, which Business Plan, together with the Company's proposed implementation thereof, shall be acceptable to the Company, the Restruc-turing Advisor and the Required Holders; and

                    (e) the Company shall have appointed a chief financial officer or other officer or officers (which ap-pointment shall have been approved by the Board of Directors of the Company), as soon as possible but in any event no later than June 30, 1994, with authority to implement and execute the Business Plan and the Company shall have by such date (I) commenced the implementation of the Business Plan with respect to the components of the Business Plan relating to inventory purchasing, cash man-agement, plans for dispositions of operating and nonoperating assets and capital expenditures and
                              (II) instructed such chief financial officer or other applicable officer to so implement and execute the other components of the Business Plan as soon as practicable.

              (vi) The Company will, and will cause each of its Subsidiaries to, permit representatives of any Requesting
          Senior Noteholders, during normal business hours, to ex-amine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers and its outside accountants, all to the extent reasonably requested by such Requesting
          Senior Noteholders (as the case may be).

             (vii) The Obligors shall give immediate notice by facsimile to each Senior Noteholder of any event or condition described in Section 5(ii), Section 5(iii) or
          Section 5(v) above.

            (viii) Except as otherwise consented to in writing by the Required Holders, the Company shall have in effect at all times during the Forbearance Period an undertaking from Wakefern entitling the Company to purchase and receive merchandise and services from Wakefern on the same terms offered to the Company immediately prior to the Effective
          Date, in form and substance satisfactory to the Required
          Holders.

             (ix) Except as otherwise consented to in writing by the Required Holders, the Company shall not (a) at any time after the Effective Date through the Forbearance Termination
          Date have an outstanding indebtedness (excluding trade ac-counts payable and accrued liabilities to Wakefern) that bears an interest rate or service charge in excess of 14.9% per annum, or (b) for the period from the Effective Date through the Forbearance Termination Date pay or accrue in-terest or service charge expenses in excess of $250,000 in the aggregate on account of past due balances owed to Wakefern by the Company.

                    Section 10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken to-gether shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                    Section 11. Benefit of Agreement. This Agreement is solely for the benefit of the signatories hereto (and their respective successors and assigns) and no other Person (includ-ing, without limitation, any other creditor of or claimant against any Obligor or shareholder of any Obligor) shall have any rights under, or because of the existence of, this Agreement.

                    Section 12.  GOVERNING LAW.  THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS

OF THE STATE OF NEW YORK.

                    Section 13. No Commitment or Waiver. Neither this Agreement nor any action or inaction on the part of the Senior
Noteholders shall be construed to constitute or represent (i) a commitment by any of the Senior Noteholders to restructure any indebtedness of the Obligors, or (ii) an intention by the Senior
Noteholders or any Obligor to waive, modify or, except as ex-pressly provided in Section 3 above, forbear from exercising any of their rights, powers, privileges or remedies under the Note
Agreements or the other Note Documents, at law, in equity or otherwise, and the Obligors acknowledge, agree and confirm that no such commitment, waiver or, except as expressly provided in
Section 6 above, modification, except as expressly provided in
Section 3 above, forbearance has been offered, granted, extended or agreed to by the Senior Noteholders. Nothing set forth in this Agreement shall be construed so as to require the Senior
Noteholders to agree to the terms of any modification to the Note
Agreements or the other Note Documents proposed by any of the Obligors.

                    Section 14. Due Authorization. Each party executing and delivering this Agreement represents and warrants to all other parties that:

                    (i) such party has the full authority and legal right and power to execute and deliver this Agreement, and to perform the terms hereof and the transactions contemplated hereby;

              (ii) all necessary corporate or other action on the part of such party to be taken in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and effectively taken; and

             (iii) the execution, delivery and performance by such party does not constitute a violation or breach of such party's articles of incorporation or by-laws, or any law by which such party is bound.

                    Section 15. Entire Agreement. This Agreement consti-tutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

                    Section 16. Remedies. No failure on the part of the Senior Noteholders or any of the Obligors or any of their agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder or under the Note Agreements or the other Note Documents shall operate as a waiver thereof; nor shall any single or partial exercise by any Senior Noteholder or any of the Obligors, or any of their agents of any right, power or remedy hereunder or under the Note Agreements or the other Note Documents preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                    Section 17. Headings, Etc. Section or other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                    Section 18. Voluntary Agreement. The Obligors rep-resent and warrant that they are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind entered into this Agreement, and the documents and agreements executed and to be executed in connection with this Agreement.

                    Section 19. Notices. Any documents, reports, notices, consents or requests which are required or may be given hereunder shall be given to the parties at the addresses and in the manner provided in the Note Agreements, except that copies of any notices to any of the Senior Noteholders shall also be sent to:

                                        Wachtell, Lipton, Rosen & Katz
                                        51 West 52nd Street
                                        New York, New York  10019
                                        Attention:  Chaim J. Fortgang, Esq.
                                        Facsimile No.:  (212) 403-2000

                    Section 20. Further Assurances. Each party shall ex-ecute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effec-tuate the intent of this Agreement.

                    Section 21. Time of Essence. Time is strictly of the essence of this Agreement and full and complete performance of each and every provision hereof.

                    Section 22. Limited Recourse. The sole remedy of the Senior Noteholders for breach of this Agreement or the terms, covenants, conditions, representations and warranties contained herein shall be to terminate this Agreement and exercise their rights under the Note Documents. The Senior Noteholders shall have not any right to seek specific performance or damages by reason of a breach of this Agreement.

                    Section 23. Note Documents in Full Force. Each Obligor covenants and agrees that the Note Documents and the provisions thereof are and remain legal, valid and binding ob-ligations of the Obligors enforceable in accordance with their terms and remain in full force and effect. No Obligor has any claim, demand, action, defense or offset against any of its ob-ligations under the Note Documents or against any of the Senior Noteholders. The Obligors hereby waive and release each of the Senior Noteholders and their respective employees, agents and representatives from any and all claims, demands, causes of ac-tion, defenses and offsets against liabilities of any kind or character whatsoever, known or unknown, which any Obligor ever had, now has or might hereafter have against such Senior Note-holder, for or by reason of any matter, cause or thing whatsoever occurring on or before the date hereof which relates to or arises out of the Note Documents, any obligations or responsibilities of the Senior Noteholders under or in respect of the Note Documents, or any credit heretofore extended to the Obligors. In addition, the Obligors agree not to commence, join in, assist, cooperate, prosecute or participate in any suit or other proceeding in a position that is adverse to the Senior Noteholders arising di-rectly or indirectly from any of the foregoing matters. This
Section 23 and the covenants, agreements and representations set forth herein shall survive the termination of this Agreement.

                     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                                OBLIGORS

                                                FOODARAMA SUPERMARKETS, INC.



                                                By  /s/ JOSEPH SAKER
                                                  Title:  President



                                                 SHOP RITE OF MALVERNE, INC.



                                                 By  /s/ JOSEPH SAKER
                                                   Title:  President



                                                 NEW LINDEN PRICE RITE, INC.



                                                  By  /s/ JOSEPH SAKER
                                                    Title:  President



                                                   REGAL DRUGS, INC.


                                                    By  /s/ JOSEPH SAKER
                                                      Title:  President




                                                    SHOP RITE OF READING, INC.



                                                     By  /s/ JOSEPH SAKER
                                                       Title:  President

                                                     SHOP WISE SUPERMARKETS OF
                                                       CONNECTICUT, INC.



                                                      By  /s/ JOSEPH SAKER
                                                        Title:  President

                                                    FORBERANCE AGREEMENT AND
                                                      ADMENDMENT

                                                       SENIOR NOTEHOLDERS


                                                     TEACHERS INSURANCE AND
                                                      ANNUITY  ASSOCIATION
                                                      OF AMERICA


Note Number:  RB-1                              By  /s/ MARY ANN R. MATOON
                                                 Title:  Director - Private
                                                    Placements

                                                    730 Third Avenue
                                                    New York, New York 10017

                                            FORBERANCE AGREEMENT AND AMENDMENT

                                               CENTRAL LIFE ASSURANCE COMPANY


Note Number:  RB-2                              By  /s/ ROBERT B. LINDSTROM

                                                Title:  Vice President -
                                                   Private Placements

                                                   611 Fifth Avenue
                                                   Des Moines, IA 50309

                                             FORBERANCE AGREEMENT AND AMENDMENT

                                                STATE MUTUAL LIFE INSURANCE
                                                   COMPANY


Note Number: Ra-18                               By  /s/ ROBERT STRAUSS
                                                  Title:  Vice President

                                                   One State Mutual Drive
                                                     Rome, GA  30162

                                        FORBERANCE AGREEMENT AND AMENDMENT

                                            NATIONS BANK (PREVIOUSLY SECURITY
                                                          TRUST BANK)


Note Number:  [unknown
              - $100,000]                           By /s/ HAROLD ZIRKIN

                                                        Title:

                                                         805 15th Street
                                                         Washington, DC  20005

                                           FORBERANCE AGREEMENT AND AMENDMENT

                                             NATIONS BANK (PREVIOUSLY SECURITY
                                                           TRUST BANK)


Note Number:  [unknown
              - $100,000]                          By /s/ MARSHALL CUTLER

                                                         Title:

                                                         805 15th Street
                                                         Washington, DC  20005

Note Number:_____________                                By  /s/ [illegible]
                                                           Title:

                                                            245 Park Avenue
                                                            New York, NY  10167

                                                               EXHIBIT A


Foodarama Supermarkets, Inc.
Pro Forma Monthly Cash Flow Analysis
                                           Cash Flow Before Professional Costs

        Summary                          4 wks ending     5 wks ending     4 wks ending     5 wks ending      Cumulative
                                           June 25          July 30          August 27        October 1        Total

Beginning Balance, Book


                          Cash In:
  Merchandise Sales Receipts
  Other Receipts:  Rents, etc.
Total Cash in, All Sources


                        Cash Out:
Wakefern Billings:
  Wakefern Inventory Purchases
  Wakefern Assessments, Insurance, other Costs
  Wakefern Offsets
Total Wakefern Billings


Non-Wakefern Purchases
Total Payroll, Fringe



Operating Disbursements Stores:
  Rents:  Base, CAM, Real Estate Taxes
  Utilities:  Electric, Gas, Steam
  Purchased Services, Stores
  All Other operating Disbursements, Stores
Total Operating Disbursements, Stores

Direct Corporate Disbursements

Operating Disbursements, Before Interest:
  Capital Expenditures
  Retirement of Smutko Acquisition - Princ.
Total Operating Disbursements, Before Interest
Cash Out, Before Interest
Net Cash Flow
Less Interest Expense
Pro Forma Ending Cash, Book, Before Interest
